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                                                                   Exhibit 99(j)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM



We consent to the incorporation by reference in the Registration Statement on Form N 1-A of the Staar Investment Trust of our report, dated February 26, 2010 on the Statements of Assets and Liabilities, including the schedules of investments, as of December 31, 2009, and the related Statements of Operations for the year ended then and the Statements of Changes in Net Assets for each of the two years in the period then ended and the financial highlights for each of the five years in the period then ended.



                                  /s/ Carson & Co., LLC
                                  --------------------------------------------
                                  Carson & Co., LLC
                                  Certified Public Accountants



Sewickley, PA
May 1, 2010